Exhibit 5.1

Attorneys at Law

Baton Rouge Birmingham
Houston
Jackson
Mobile Nashville
New Orleans
Washington, DC

April 20, 2006

Board of Directors

NBC	Capital Corporation

NBC Plaza

301 East Main Street

Starkville, Mississippi 39759

RE:	NBC Capital Corporation – Registration Statement on Amendment No. 1 to Form S-3, Commission File No. 333-132682

Ladies and Gentlemen:

We have acted as special counsel for NBC Capital Corporation, a Mississippi corporation (the “Company”), in connection with the referenced Registration Statement on Amendment No. 1 to Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 2,760,000 shares of the Company’s common stock, $1.00 par value (“Common Stock”) to be sold by the Company. Such 2,760,000 shares of Common Stock include 360,000 shares that may be purchased by the underwriters upon the exercise of an option to cover over-allotments. We have been requested to furnish this Opinion Letter to be included as Exhibit 5 to the Registration Statement.

In our capacity as special counsel, we have considered such matters of law and of fact and have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We have assumed, after due inquiry, the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing and certifying such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We call your attention to the fact that, for purposes of this opinion, we are licensed to practice law in the State of Texas, and we do not purport to practice law in any other jurisdiction.

Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement, when issued, delivered and paid for as set forth in the Registration Statement (after the Registration Statement is declared effective), will be fully paid, non-assessable and legally issued.

We hereby consent to the filing of this opinion as exhibit 5 to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. By giving such consent we do not thereby admit we are in the category of persons where consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ ADAMS AND REESE LLP

ADAMS AND REESE LLP

4400 One Houston Center, 1221 McKinney • Houston, Texas 77010 • (713) 652-5151 • Fax (713) 652-5152• www.arlaw.com